Exhibit 99.1

Press Contact:
Kim Dion
A&R Edelman
650-762-2927
kdion@ar-edelman.com

Jeremy Burton Named President and Chief Executive Officer of Serena Software

SAN MATEO, Calif.—February 26, 2007—Serena Software, Inc. today announced the appointment of Jeremy Burton as president and chief executive officer.

Michael Capellas, who served as acting president and CEO, will resign his position and resume his role as senior advisor for Silver Lake Partners.

Mr. Burton, 39, was most recently group president, enterprise security and data management for Symantec Corporation where he managed product strategy and product engineering. He joined Symantec through the acquisition of VERITAS where he spent three years in leadership roles, including executive vice president for data management and chief marketing officer.

Prior to Symantec, Mr. Burton spent nine years at Oracle Corporation in a variety of marketing, engineering, and product management roles. He started his Oracle career as a post-sales support engineer and rose to the level of senior vice president of products and services marketing. He also founded Oracle’s developer program, the Oracle Technology Network, which today has millions of active members.

“Software development has never been more strategic and customer needs for full application lifecycle management have never been greater,” said Michael Capellas, senior advisor for Silver Lake Partners. “We are excited to have Jeremy Burton, one of the most talented executives in the software industry, as Serena’s new CEO. Jeremy has extensive experience at leading large scale application software businesses but he also possesses the rare ability to be able to technically define product strategy, development, and delivery on a global level.”

“Throughout my career, I’ve always had a passion for enterprise software and I’m truly delighted to lead Serena at this juncture,” said Jeremy Burton. “Serena’s reputation for industry-leading software products and services combined with Silver Lake Partners’ commitment to invest in our growth presents a great opportunity. I look forward to working with the entire Serena team to turn this opportunity into a tremendous success.”

Mr. Burton graduated from the University of Surrey in Guildford, England with a degree in information systems engineering. He and his wife, Ruth, have three children. He currently serves on the board of Inquira Inc., a provider of integrated software applications for intelligent search, knowledge management, analytics, and user experience.

About Serena Software, Inc.

Serena Software, the Change Governance™ leader, provides software and services to more than 15,000 organizations around the world—including 96 of the Fortune 100 and 90 of the Global 100. Recognized by IDC as the largest software provider focused exclusively on change, Serena offers a new approach to change—Change Governance—that enables businesses to efficiently, consistently, and successfully control change across the enterprise. Serena helps companies capitalize on change to achieve transformative business results. Serena, a portfolio company of Silver Lake Partners, has more than 800 employees worldwide and is headquartered in San Mateo, California, with offices throughout the U.S., Europe, and Asia Pacific. For more information, please visit www.serena.com.

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Serena is a registered trademark and Change Governance is a trademark of Serena Software, Inc. All other products or company names are used for identification purposes only, and may be trademarks of their respective owners. Copyright © 2007 SERENA Software, Inc. All Rights Reserved.